Exhibit 99.1

Keryx Biopharmaceuticals Announces Third Quarter 2015 Financial Results

- Growth in third quarter Auryxia™ (ferric citrate) product sales driven by increased breadth and depth of prescribers -

- Keryx well positioned with strengthened cash position to support Auryxia commercialization and expansion opportunities -

BOSTON, MA, October 29, 2015 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for people with renal disease, today announced its financial results for the third quarter ended September 30, 2015. The company also reviewed its commercialization progress with Auryxia, corporate milestones, cash position and upcoming activities, including:

•	Auryxia U.S. commercialization: Auryxia prescription volume increased approximately 45 percent from second quarter to third quarter.

•	Potential geographic expansion: Strong label granted for marketing authorization in E.U.; commercial strategy is to identify a partner to access the European market.

•	Potential label expansion: Enrollment completed in July in Phase 3 pivotal program in pre-dialysis, iron deficiency anemia; expect to announce top-line safety and efficacy results early in the second quarter of 2016.

•	Financial: Pro-forma cash position of $227.2 million at September 30, 2015.

“In the third quarter, we achieved unrestricted reimbursement access to the majority of phosphate binder patients and our sales force has begun to leverage that to drive increased breadth and depth of prescribing in their target accounts,” said Greg Madison, chief executive officer of Keryx. “Moving forward, our top priorities are to execute on the Auryxia launch in the U.S., complete the Phase 3 pivotal study evaluating ferric citrate for the treatment of iron deficiency anemia in pre-dialysis patients, and prepare the U.S. regulatory submission seeking label expansion. All of these efforts underscore our commitment to improving the lives of patients with chronic kidney disease.”

BUSINESS HIGHLIGHTS

Auryxia U.S. Commercialization

•	Net U.S. Auryxia product sales for the third quarter were approximately $3.2 million, based on approximately 5,350 Auryxia prescriptions.

•	26 percent of previously non-prescribing physicians who received a starter kit since mid-May 2015 have converted to revenue generating Auryxia prescribers.

•	Keryx is on track to complete its sales force expansion initiative by end of year. The expansion will enable increased reach and frequency of contact with physicians, dieticians and the entire dialysis care team.

•	The upcoming American Society of Nephrology, being held November 3 – 8, is expected to include three Auryxia-related poster presentations that provide further understanding of Auryxia’s safety profile, efficacy controlling serum phosphorus levels, and effect on iron parameters.

Product Expansion Opportunities

•	In September, Keryx announced that the European Commission approved Fexeric® (ferric citrate coordination complex) for the control of serum phosphorus levels, or hyperphosphatemia, in adults with non-dialysis and dialysis-dependent chronic kidney disease (CKD).

•	Keryx announced its commercial strategy for the E.U. is to partner, either through a pan-European partnership or regional partnerships.

•	Dosing continues in the Phase 3 study evaluating ferric citrate in people with stages 3-5 non-dialysis dependent CKD and iron deficiency anemia, who have previously not responded or were intolerant to oral iron therapy. The company expects to complete the study in January 2016 and release top-line safety and efficacy results early in the second quarter of 2016. If this study is successful, Keryx intends to submit for approval with the FDA in the third quarter of 2016.

Corporate

•	Keryx added $125 million to its cash position as a result of previously announced private placement of convertible senior notes earlier this month. The company also implemented a cost reduction plan to re-align its operating expense structure.

THIRD QUARTER FINANCIAL RESULTS

“We will continue to closely manage our financial profile, which has been designed to ensure we are financially strong as we work to position Auryxia as a market leader,” said Scott Holmes, chief financial officer of Keryx. “With our increased cash position and re-aligned cost structure, we are well positioned to take the Auryxia franchise to cash flow positive.”

At September 30, 2015, the company had pro-forma cash and cash equivalents of $227.2 million.

Total revenues for the third quarter ended September 30, 2015 were approximately $4.2 million, compared to $0.3 million in total revenue in the third quarter of 2014. Total revenues for the third quarter of 2015 includes the following:

•	Net U.S. Auryxia product sales of $3.2 million, and

•	License revenue of $1.0 million associated with royalties received on ferric citrate net sales from Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd during the second quarter of 2015.

Cost of goods sold for the third quarter ended September 30, 2015 was $3.1 million, which includes $2.6 million related to manufacturing charges incurred as a result of not fully utilizing planned production at certain of the company’s third party manufacturers.

Research and development expenses for the third quarter ended September 30, 2015 were $11.2 million compared to $19.1 million for the three months ended September 30, 2014. The decrease was primarily due to a $4.4 million decrease in expenses related to the manufacturing of Auryxia, which were primarily expensed in the comparable period in 2014 and have been capitalized as inventory since the approval of Auryxia in September 2014.

Selling, general and administrative expenses for the third quarter ended September 30, 2015 were $20.2 million, as compared to $16.4 million for the three months ended September 30, 2014. The increase was primarily related to a $3.5 million increase in sales expense related to the commercialization of Auryxia.

Net loss for the third quarter ended September 30, 2015 was $30.7 million, or $0.29 per share, compared to a net loss of $35.3 million, or $0.38 per share, for the comparable quarter in 2014.

2016 Financial Guidance

Keryx anticipates that cash operating expenses in 2016 will be in the range of $87 million to $92 million. Non-cash operating expenses and cost of goods sold are not included in guidance. Operating expenses will be primarily directed towards U.S. commercialization and label expansion activities for Auryxia.

Keryx plans to provide additional full year 2016 financial guidance, including guidance for net U.S. Auryxia product sales in early 2016.

Conference Call Information

Keryx will host an investor conference call today, Thursday, October 29, 2015, at 8:00 a.m. ET to discuss financial results for the third quarter of 2015 and provide a review on the Auryxia launch. In order to participate in the conference call, please call 1-(844) 253-5359 (U.S.), 1-(815) 680-5932 (outside the U.S.), call-in ID: 646471741. The call will also be webcast with slides, which will be accessible through the Investors section of the Company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 15 days after the call.

About Auryxia™ (ferric citrate)

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. The U.S. approval of Auryxia was based on data from the Company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT), whereas these parameters remained relatively constant in patients treated with active control (Renvela® and/or Phoslo®). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia, visit www.Auryxia.com.

Auryxia™ (ferric citrate) Important Safety Information

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™ (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://keryx.com/wp-content/uploads/Auryxia_PI_Keryx_112014.pdf.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Net U.S. Auryxia product sales	$3,191	$—	$5,371	$—
License revenue	1,017	256	2,526	10,256

Total Revenues	4,208	256	7,897	10,256

Operating Expenses:
Cost of goods sold	3,065	—	3,445	—
License expenses	611	154	1,516	154
Research and development	11,150	19,053	28,704	45,687
Selling, general and administrative	20,205	16,447	59,847	36,007

Total Operating Expenses	35,031	35,654	93,512	81,848

Operating Loss	(30,823)	(35,398)	(85,615)	(71,592)

Other Income:
Interest and other income, net	100	109	321	359

Loss Before Income Taxes	(30,723)	(35,289)	(85,294)	(71,233)

Income taxes	22	—	67	—

Net Loss	$(30,745)	$(35,289)	$(85,361)	$(71,233)

Net Loss Per Common Share Basic and diluted net loss per common share	$(0.29)	$(0.38)	$(0.83)	$(0.79)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	105,205,170	91,846,588	103,458,248	90,639,072

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	September 30, 2015	December 31, 2014*
Cash, cash equivalents, interest receivable and investment securities	$102,208	$85,840
Inventory	$36,705	$7,830
Total assets	$154,654	$103,628

Total liabilities	$33,584	$30,144
Stockholders’ equity	$121,070	$73,484

*	Condensed from audited financial statements.

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia and our expected cash operating expenses, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully marketed in the U.S.; whether we can successfully obtain additional reimbursement coverage for Auryxia; whether we can adjust our operating expenses to projected levels while maintaining our current clinical and commercial activities; whether we will able to identify and negotiate acceptable terms with a commercialization partner in the EU; whether we or a partner can successfully launch Fexeric in the EU; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with offices in New York and Boston, is focused on bringing innovative therapies to market for patients with renal disease. In December 2014, the company launched its first FDA-approved product, Auryxia™ (ferric citrate) for the control of elevated serum phosphorus levels, or hyperphosphatemia, in patients with chronic kidney disease (CKD) on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex) for the control of hyperphosphatemia in adults with non-dialysis and dialysis-dependent chronic kidney disease. For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com